[Maxim Group LLC Letterhead]

February 2, 2006

Mr. Roger Girard
Chairman and Chief Executive Officer
IsoRay, Inc.
350 Hills Street - Suite 106
Richland, WA 99352

Dear Mr. Girard:

The purpose of this letter agreement (“Agreement”) is to confirm the engagement of Maxim Group LLC (“Maxim”) by IsoRay, Inc. (“Company”) to act as one of the two exclusive co-placement agents in connection with the “best-efforts” proposed offering (“Offering”) of equity or equity-linked securities (“Securities”) of the Company. The gross proceeds from the Offering will be up to $20,000,000 and the terms of the Securities and the gross proceeds of such Offering will be set forth in a purchase agreement (“Purchase Agreement”) with investors (as defined below). It is understood that Maxim and Punk, Ziegel & Company, L.P. will be the exclusive co-placement agents (the “Placement Agents”) of the Offering.

1. Appointment.

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Maxim, and Maxim hereby agrees to act, as one of the Company’s two exclusive co-placement agents in connection with the Offering. As placement agent for the Offering, Maxim will advise and assist the Company in identifying, and assisting the Company in issuing the Securities to, one or more Investors (“Investors”) in the Offering. The Company acknowledges and agrees that Maxim’s is only required to use its “commercially reasonable efforts” in connection with the Offering and that this Agreement does not constitute a commitment by Maxim to purchase the Securities. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject and proposals submitted to it by Maxim in its sole and absolute discretion.

(b) During the Term of this Agreement (as such term is hereinafter defined), neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer (“Investment Proposal”), from any person or entity relating to any issuance of the Company’s or any of its subsidiaries’ equity securities (including debt securities with any equity feature) or participate in any discussions regarding an Investment Proposal. The term “Investment Proposal” shall not include (i) any investment in the equity securities of any other entity, (ii) any commercial loans to the Company, and (iii) any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company, provided that each such person, firm or entity is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. The Company will immediately cease all contracts, discussions and negotiations with third parties regarding any Investment Proposal.

2. Compensation and Expenses.

(a) In consideration of the services rendered by Maxim in connection with the Offering, the Company agrees to pay Maxim a cash fee (the “Placement Fee”) payable upon the closing of the transactions contemplated by this Agreement (“Closing”) equal to three point fifteen percent (3.15%, or 45% of the 7.0% total cash fee payable to the Placement Agents) of the gross proceeds received by the Company from Investors at the Closing. Upon the execution of this engagement letter, the Company shall deliver to Maxim $25,000 (by check or wire transfer of immediately available funds) as a non-refundable cash retainer fee, which shall be creditable against the payment of any Placement Fee. The Company will reimburse Maxim in a timely manner for its out-of-pocket expenses relating to the Offering, including but not limited to legal fees, printing expenses, travel and other related expenses, provided that Maxim shall obtain the Company’s prior approval if and when such expenses should cumulatively reach $35,000.

(b) The Company shall deliver a warrant, or, if so requested, warrants, to Maxim and/or its designees (the “Agent Warrant”), which Agent’s Warrant shall be exercisable to purchase additional Securities equal to two and three quarters percent (2.75%, or 55% of the 5% total warrants payable to the Placement Agents) of the total number of shares sold pursuant to the Offering. The Agent’s Warrant will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the Offering, at a price per share equal to 110% of the per share offering price of the Securities in the Offering. The Agent’s Warrant will provide for registration rights (including a one time demand registration right and unlimited piggyback rights), cashless exercise and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with the National Association of Securities Dealers, Inc. (“NASD”) Rules of Fair Practice and satisfactory to Maxim and its counsel.

3. Term of Engagement.

(a) This Agreement will remain in effect until one year after the date hereof, after which either party shall have the right to terminate it on thirty (30) days prior written notice to the other. The date of termination of this Agreement is referred to herein from time to time as the “Termination Date”. The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”. If, within one year after the Termination Date, the Company completes any private financing of equity or debt or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors who were first introduced to the Company in connection with the financing contemplated hereby by Maxim (i.e., an “Introduced Party”), the Company will pay to Maxim upon the closing of such financing the compensation set forth in Section 2 as a “Source Fee”. In the event that any merger, acquisition, change of control transaction or sale of all or substantially all of the assets of the Company shall be consummated with any Investor contacted by Maxim during the term of this Agreement, the Company shall pay to Maxim a mutually agreed upon fee reflecting industry standards for such transactions of such type. For purposes of this Section 3(a), “Introduced Party” shall mean a person with whom Maxim has had at least one face-to-face or telephone conversation in connection with Maxim’s provision of services to the Company hereunder and who is included in a list of Introduced Parties, which shall be maintained by Maxim and a true and correct copy of which shall be furnished to the Company upon closing and/or termination of the engagement contract. Such a list is deemed confidential and is not to be disseminated to anyone other than IsoRay employees and members of the Board of Directors of IsoRay.

(b) Notwithstanding anything herein to the contrary, subject to the one year limitation described in Section 3(a) above, the obligation to pay the compensation and expenses described in Section 2, and the provisions of Sections 6, 7, 9-18 and all of Exhibit A attached hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement.

4. Right of First Refusal.

If the Company executes definitive transaction documents with an Investor relating to the Offering, Maxim will have the right of first refusal to act as a managing underwriter of any public offering of the Company’s equity or debt securities, and will have the right of first refusal to act as a co-placement agent on any private placement of any of the Company’s equity or debt securities (excluding (i) sales to employees under any compensation or stock option plan approved by the stockholders of the Company, (ii) shares issued in payment of the consideration for an acquisition and (iii) conventional banking arrangements and commercial debt financing) of the Company or any subsidiary or successor of the Company during the one-year period following the completion of the Offering. If Maxim fails to accept in writing any such proposal for such public or private sale within 30 days after receipt of a written notice from the Company containing such proposal, then Maxim will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Company will adopt the same procedure as with respect to the original proposed public or private sale.

5. Information.

(a) The Company recognizes that, in completing its engagement hereunder, Maxim will be using and relying on publicly available information and on data, material and other information furnished to Maxim by the Company or the Company’s affiliates and agents. The Company will cooperate with Maxim and furnish, and cause to be furnished, to Maxim, any and all information and data concerning the Company, its subsidiaries and the Offering that Maxim deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (to the extent available to the Company in the case of parties other than the Company) that is reasonably requested by Maxim. The Company represents and warrants to Maxim that all such information: (1) made available by the Company to Maxim or its agents, representatives and any potential participant in the Offering, (2) contained in any preliminary or final Private Placement Materials prepared by the Company in connection with the Offering, and (3) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which statements are made. The Company further represents and warrants to Maxim that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. It is understood and agreed that in performing under this engagement, Maxim will be relying upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

(b) It is further agreed that Maxim will conduct a due diligence investigation of the Company and the Company will reasonably cooperate with such investigation as a condition of Maxim’s obligations hereunder. The Company further recognizes, understands and confirms that Maxim: (i) will use and rely primarily on data, material and other information furnished to Maxim by the Company or the Company’s affiliates and agents, including the Private Placement Materials, and on information available from generally recognized public sources in performing the services contemplated by this engagement without having independently verified the same; (ii) is authorized as the Company’s placement agent to transmit to any prospective investor a copy or copies of the Private Placement Materials, forms of purchase agreements and any other legal documentation supplied to Maxim for transmission to any prospective investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of Maxim’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of any data, material and other information furnished to Maxim by the Company or the Company’s affiliates and agents, including the Private Placement Materials, or any other information; and (iv) will not make an appraisal of any assets of the Company. If at any time during the course of Maxim’s engagement, the Company becomes aware of any material change in any of the information previously furnished to Maxim, it will promptly advise Maxim of the change.

(c) Until the date that is two years from the date hereof, Maxim will keep all information obtained from the Company strictly confidential except: (i) information which is otherwise publicly available, or previously known to or obtained by, Maxim independently of the Company and without breach of any of Maxim’s agreements with the Company; (ii) Maxim may disclose such information to its officers, directors, employees and agents, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Maxim, (ii) was known or became known by Maxim prior to the Company’s disclosure thereof to Maxim, (iii) becomes known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by Maxim or (vi) is required to be disclosed by Maxim or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

(d) The Company recognizes that in order for Maxim to perform properly its obligations in a professional manner, the Company will keep Maxim informed of and, to the extent practicable, permit Maxim to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Maxim’s engagement.

6. Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7. Securities Law Compliance. The Company, at its own expense, will obtain any registration or qualifications required to sell any Securities under the Blue Sky laws of any applicable jurisdictions.

8. No General Solicitation. The Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising in any form will be used by the Company or Maxim in connection with the offering of the Securities.

9. Confidentiality. The Company will not provide or release any information with respect to this Agreement or the Offering except as required by law or otherwise disclosed in any offering memorandum.

10. Representations and Warranties. The Company and Maxim each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

11. Parties; Assignment; Independent Contractor. This Agreement has been and is made solely for the benefit of Maxim and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Maxim has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Maxim and the Company or their respective Board of Directors. Maxim shall not be considered to be the agent of the Company for any purpose whatsoever and Maxim is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever.

12. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

13. Waiver of Breach. The failure of any party hereto to insist upon strict performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred in any one or more instances, will not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, and the same will be and remain in full force and effect.

14. Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

15. Governing Law; Jurisdiction Law. This Agreement will be governed as to validity, interpretation, construction, effect and in all other aspects by the internal law of the State of New York. The Company and Maxim each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Maxim further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action of proceeding.

16. Successors and Assigns. The benefits of the Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in the Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the company shall assign to an unaffiliated third party of its obligations hereunder.

17. Press Announcements. The company agrees that Maxim shall, upon a successful transaction, have the right to place advertisement in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Maxim shall submit a copy of any such advertisement to the Company for its approval, such approval not be unreasonably withheld.

18. Notices. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following address or such other address as such party may advise the other in writing:

To the Company:	Mr. Roger Girard
Chairman and Chief Executive Officer
IsoRay, Inc.
350 Hills Street - Suite 106
Richland, WA 99352
Attention: Roger Girard
Phone: 509-375-1202
Facsimile: 509-375-3473

To Maxim:	Mr. Roberto T. Fabros
Managing Director
Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: Roberto T. Fabros
Telephone: (212) 895-3840
Facsimile: (212) 895-3783

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

Very truly yours,

MAXIM GROUP LLC

By: /s/ Roberto T. Fabros
Roberto T. Fabros
Managing Director

By: /s/ Clifford A. Teller
Clifford A. Teller
Director of Investment Banking

ISORAY, INC.

By: /s/ Roger Girard
       Roger Girard
       Chairman and Chief Executive Officer